Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP LAUNCHES NEXT GENERATION SEQUENCING ASSAY FOR FAMILIAL CARDIAC DISEASE
New technology compliments disease focused approach to diagnostic testing
Burlington, NC, February 25, 2013 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced it has launched its clinical next generation sequencing assay, GeneSeq®: Cardio for genetic causes of familial cardiac disease.
Familial cardiac diseases are associated with up to 80% of cases of sudden cardiac death in young patients. Identification of individuals with pathogenic mutations in genes associated with cardiac disease may allow timely initiation of screening and treatment that may help prevent myocardial infarction, stroke, and sudden cardiac death.

“GeneSeq®: Cardio is a useful tool to identify individuals that may require regular cardiac screening, lifestyle changes, or clinical intervention to prevent the progression of cardiac disease and secondary complications,” said Dr. Mark Brecher, LabCorp's Chief Medical Officer. “This assay complements our broad testing menu and enhanced reporting for cardiovascular disease.”

“This next generation sequencing assay is a significant milestone, as LabCorp embraces new technologies and bioinformatics to further our ability to service patients and physicians,” said David P. King, Chairman and Chief Executive Officer. “We will continue to launch next generation assays to provide the most comprehensive, cost-effective diagnostic tools for multiple disease states.”
About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.
This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2011, and subsequent SEC filings, and will be available in the Company's Form 10-K for the year ended December 31, 2012, when filed.
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